Exhibit (l)

GOODWIN PROCTER	Goodwin Procter LLP Counsellors at Law Exchange Place Boston, MA 02109 T: 617.570.1000 F: 617.523.1231

September 22, 2005

The Massachusetts Health & Education Tax-Exempt Trust
800 Scudders Mill Road
Plainsboro, New Jersey 08536

RE:	The Massachusetts Health & Education Tax-Exempt Trust/Registration Statement on Form N-2

Ladies and Gentlemen:

        We have acted as counsel to The Massachusetts Health & Education Tax-Exempt Trust, a Massachusetts business trust (the “Fund”), in connection with Pre-Effective Amendment No. 1 to the Fund’s registration statement on Form N-2, to be filed with the Securities and Exchange Commission (the “Commission”) on or about September 22, 2005 (as so amended, the “Registration Statement”) with respect to 200 shares of the Fund’s Auction Preferred Shares, Series B, with a liquidation preference of $50,000 per share (the “Shares”). You have requested that we deliver this opinion to you in connection with the Fund’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

        (a) a certificate dated as of a recent date of the Secretary of the Commonwealth of Massachusetts as to the existence of the Fund;

        (b) a certificate of the Secretary of the Fund, certifying as to, and attaching copies of (i) the Fund’s Declaration of Trust and of all amendments thereto (the “Declaration”), (ii) the Fund’s By-Laws as amended to date, (iii) minutes incorporating resolutions adopted by the Fund’s Board of Trustees at a meeting held on June 14, 2005 and (iv) resolutions adopted by the Fund’s Board of Trustees at a meeting held on September 13 (the resolutions referred to in clauses (iii) and (iv) being referred to as the “Resolutions”); and

        (c) a draft Certificate of Vote of Trustees, to be effective upon filing with the Secretary of the Commonwealth of Massachusetts, (i) classifying the 200 shares of Auction Preferred Shares issued on or about December 13, 1993 as “Auction Preferred Shares, Series A,” (ii) classifying 200 unissued shares of Auction Preferred Shares as “Auction Preferred Shares, Series B,” (iii) further amending and restating the preferences, voting powers, qualifications, and special or relative rights or privileges of the Auction Preferred Shares (the “Certificate of Vote”);

        (d) certain statements as to the potential liability of shareholders of an unincorporated business trust established under Massachusetts law found under the caption “DESCRIPTION OF APS – General” in a printer’s proof of the Registration Statement which we received on September 20, 2005.

        In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

        We have also assumed that the Registration Statement will be duly filed with the Commission and that that a final Certificate of Vote in substantially the form examined by us will be duly filed with the office of the Secretary of the Commonwealth of Massachusetts prior to the issuance and sale of the Shares. In addition, we have assumed that prior to the issuance of the Shares the Fund will have received written confirmation from Standard & Poor’s that such issuance will not impair the rating then assigned to the Auction Preferred Shares, Series A, by the rating agency, as required under the terms pursuant to which such shares were issued and as currently in effect.

        We have further assumed that, except as aforesaid, the Fund’s Declaration, Designations and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of issuance of such Shares.

        This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents. As to our opinion below relating to the valid existence of the Fund, our opinion relies entirely upon and is limited by the certificate referenced in paragraph (a) above.

        This opinion is limited solely to the laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply. In addition, to the extent that the Fund’s Declaration, Designations or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Fund with such Act and such other laws and regulations.

        We understand that all of the foregoing assumptions and limitations are acceptable to you.

        Based upon and subject to the foregoing, please be advised that it is our opinion that:

        1. The Fund has been formed and is validly existing under the Fund’s Declaration and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”

        2. The Shares, when issued and sold in accordance with the Fund’s Declaration, Certificate of Vote and By-Laws, will be legally issued, fully paid and nonassessable, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

        This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the reference to our name in the Registration Statement and in the prospectus forming a part thereof under the heading “Legal Opinions” and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Goodwin Procter LLP Goodwin Procter LLP